Exhibit 8.2

(FORD LOGO)

Ford Motor Credit Company

Hurley D. Smith

Secretary & Corporate Counsel
(313) 594-9876

One American Road
P.O. Box 6044
Dearborn, Michigan 48121-6044
Legal Office

June 26, 2000

The Chase Manhattan Bank

  as Indenture Trustee
450 West 33rd Street
New York, New York 10001-2697

The Bank of New York (Delaware)

  as Lease Trustee
101 Barclay Street
New York, New York 10286

Ladies and Gentlemen:

       The undersigned, Secretary and Corporate Counsel of Ford Motor Credit Company (“Ford Credit”), has acted as counsel for Ford Credit, RCL Trust 2000-1 (the “Transferor”) and Ford Credit Auto Lease Trust 2000-1 (the “Trust”) in connection with registration statement No. 333-32122, as amended (the “Registration Statement”), filed on behalf of the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended, respecting the issuance by the Trust of the Class A-1 Asset Backed Senior Notes, the Class A-2 Asset Backed Senior Notes, the Class A-3 Asset Backed Senior Notes, the Class A-4 Asset Backed Senior Notes and the Class A-5 Asset Backed Senior Notes (collectively, the “Senior Notes”). The Senior Notes are to be issued pursuant to an Indenture to be entered into between the Trust and The Chase Manhattan Bank, as Indenture Trustee (the “Indenture Trustee”). The Senior Notes will be sold to the underwriters who are parties to an underwriting agreement among the Transferor, Ford Credit and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Underwriters.

       In that connection, I have examined, or caused to be examined, originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Registration Statement.

       Based upon and subject to the foregoing, I am of the opinion that:

       (1)  the statements set forth under the headings “Structural Summary — Federal and State Tax Status of the Senior Notes” and “Material State Income Tax Consequences” in the Prospectus included in the Registration Statement, to the extent that they relate to Michigan tax matters and constitute matters of law or legal conclusions with respect thereto, and subject to the qualifications set forth therein, are correct in all material respects; and

       (2)  assuming that the Senior Notes are treated as debt for federal income tax purposes, (i) the Senior Notes will be treated as debt for Michigan income tax and single business tax purposes and (ii) the beneficial owners of the Senior Notes (the “Senior Note Owners”) not otherwise subject to taxation in Michigan would not become subject to taxation in Michigan solely because of a Senior Note Owner’s ownership of a Senior Note. Based on the assumption in the preceding sentence and assuming further that none of FCTT, FCMTT, FCAL, FCALM, the Transferor or the Trust are classified as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes, none of FCTT, FCMTT, FCAL, FCALM, the Transferor or the Trust should be subject to Michigan income tax and single business tax at the entity level.

       I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the captions “Material State Income Tax Consequences” and “Legal Matters” in the Prospectus included in the Registration Statement.

       I am a member of the Bar of the State of Michigan and I express no opinion as to the laws of any other jurisdiction except the laws of the United States of America to the extent specifically referred to herein.

Very truly yours,

/s/ HURLEY D. SMITH

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